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Exhibit 99.1      Officer's Certificate as to Compliance for the
                  Washington Mutual MSC Mortgage Pass-Through
                  Certificates, Series 2001-AR1 dated as of March 22, 2002

                   WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.
                              OFFICER'S CERTIFICATE

         The undersigned officer of Washington Mutual Mortgage Securities Corp., formerly PNC Mortgage Securities Corp., a Delaware corporation (the "Company") hereby certifies on behalf of the Company and on his own behalf for purposes of the Washington Mutual MSC Mortgage Pass-Through Certificates, Series 2001-AR1, as follows:

         1. I am the duly appointed, qualified and acting Vice President of the Company.

         2. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement related to the above-referenced series of Certificates.

         3. I am duly authorized to execute and deliver this Officer's Certificate on behalf of the Company.

         4. A review of the activities of the Master Servicer during the preceding calendar year and performance under this Agreement has been made under my supervision.

         5. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such year.

         IN WITNESS WHEREOF, I have signed my name as of March 22, 2002.


                                             By: /s/ Richie Moore
                                                 ----------------------
                                                 Richie Moore
                                                 Vice President